Via Facsimile and U.S. Mail
Mail Stop 6010


August 12, 2005



Mr. Stephen P. Kuchen
Chief Financial Officer and
Chief Operating Officer
Pacifichealth Laboratories, Inc.
100 Matawan Road, Suite 420
Matawan, NJ 07747

      Re:	Pacifichealth Laboratories, Inc.
		Form 10-QSB for Quarterly Period Ended March 31, 2005
	            File No. 000-23495

Dear Mr. Kuchen:

	We have completed our review of your Form 10-QSB and have no further comments at this time.

								Sincerely,



      Kevin Woody
								Branch Chief